PRICING SUPPLEMENT No. U2349AB
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-218604-02
Dated October 6, 2017

Credit Suisse AG Airbag Autocallable Yield Notes

$6,287,000 Linked to the Common Stock of Bank of America Corporation due on October 15, 2018

$3,671,000 Linked to the Common Stock of MGM Resorts International due on October 15, 2018

Investment Description

This pricing supplement describes two separate offerings of Airbag Autocallable Yield Notes (each, the “Notes”) each of which is a senior unsecured obligation of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the equity securities (each, the “Underlying”) of a specific underlying issuer (each, the “Reference Share Issuer”). With respect to each issuance of the Notes, Credit Suisse will pay you a monthly Coupon regardless of the performance of the applicable Underlying unless your Notes are previously called. Credit Suisse will automatically call the Notes prior to maturity if on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Price. If the Notes are called, Credit Suisse will pay you the principal amount of your Notes plus the Coupon payable on the Coupon Payment Date immediately following that Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Price is equal to or greater than the Conversion Price, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called prior to maturity and the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the product of (i) the principal amount of your Notes divided by the Conversion Price of the Underlying and (ii) the share adjustment factor (the “Share Delivery Amount”) and, if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Investing in the Notes involves significant risks. Higher coupon rates are generally associated with a greater risk of loss. You may lose some or all of your investment if the Notes are not called and the Final Underlying Price is less than the Conversion Price. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features
☐ Automatically Callable — If on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Price, Credit Suisse will automatically call the Notes and pay you the principal amount of your Notes plus the Coupon payable for that month on the Coupon Payment Date immediately following that Observation Date, and no further payments will be made on the Notes. If the Notes are not called, investors may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.

☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the Final Underlying Price is equal to or greater than the Conversion Price, Credit Suisse will pay you the full principal amount of your Notes at maturity. If the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for your Notes and if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

☐ Coupon — Subject to Automatic Call, Credit Suisse will pay you a monthly Coupon. In exchange for receiving a monthly Coupon, you are accepting the risk of receiving the Share Delivery Amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.
Key Dates
Trade Date	October 6, 2017
Settlement Date	October 12, 2017
Observation Dates*	Quarterly (see page 4)
Final Valuation Date*	October 10, 2018
Maturity Date*	October 15, 2018
* Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE APPLICABLE UNDERLYING from its Initial Underlying Price to its Final price. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to two separate Note offerings, each of which is linked to a different Underlying. Each has a different Coupon Rate, Initial Underlying Price, Conversion Price and Share Delivery Amount, as set forth in the table below. The performance of each Note offering will not depend on the performance of any other Note offering.

Underlyings	Ticker	Coupon Rate	Initial Underlying Price	Conversion Price	Share Delivery Amount**	CUSIP	ISIN
Common stock of Bank of America Corporation	BAC UN <Equity>	6.80% per annum	$26.21	$23.59 (approximately 90% of the Initial Underlying Price)	42.39 shares per Note	22549D368	US22549D3686
Common stock of MGM Resorts International	MGM UN <Equity>	7.60% per annum	$30.81	$26.19 (approximately 85% of the Initial Underlying Price)	38.18 shares per Note	22549D350	US22549D3504

** Equal to the product of (i) $1,000 divided by the Conversion Price and (ii) the applicable share adjustment factor, subject to adjustment as described in “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in any accompanying product supplement. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction multiplied by the Final Underlying Price.

Credit Suisse currently estimates the value of each $1,000 principal amount of the Notes on the Trade Date for each offering of the Notes is $984 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Bank of America Corporation	$6,287,000	$1,000	$94,305	$15	$6,192,695	$985
Notes linked to the common stock of MGM Resorts International	$3,671,000	$1,000	$55,065	$15	$3,615,935	$985

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $15 per $1,000 principal amount of Notes for each offering of the Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

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Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I−A dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006315/dp77780_424b2-ia.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

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Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.

♦   You believe the Final Underlying Price is likely to be equal to or greater than the Conversion Price. If the Final Underlying Price is less than the Conversion Price, you believe you can tolerate receiving at maturity the Share Delivery Amount, which is expected to be worth less than your principal amount and may be worthless.

♦   You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying, which may be significant, and that your potential return is limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦   You are willing to invest in the Notes based on the Coupon Rate, for the applicable note, specified on the cover hereof.

♦   You are willing to forgo any dividends paid on the applicable Underlying.

♦   You are willing to invest in notes that are subject to potential Automatic Call and are otherwise willing to hold such notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦   You understand the single stock risk associated with the Notes and you are willing to accept the risks associated with the applicable Underlying in particular.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.

♦   You believe the Final Underlying Price is likely to be less than the Conversion Price.

♦   You cannot tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may be worthless.

♦   You seek an investment that participates in the full appreciation in the price of the applicable Underlying, and whose return is not limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦   You are unwilling to invest in the Notes based on Coupon Rate, for the applicable note, specified on the cover hereof.

♦   You prefer to receive the dividends paid on the applicable Underlying.

♦   You are unable or unwilling to hold notes that are subject to potential Automatic Call or are otherwise unable or unwilling to hold such notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦   You do not understand the single stock risk associated with the Notes or you are not willing to accept the risks associated with the applicable Underlying in particular.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

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Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$1,000 per Note
Term	Approximately one year, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings

Common stock of Bank of America Corporation

Common stock of MGM Resorts International

This pricing supplement describes two separate offerings of Notes, each of which provides returns based on the performance of the applicable Underlying of a specific Reference Share Issuer.

Coupon

Subject to Automatic Call, Credit Suisse will pay you a monthly Coupon on each Coupon Payment Date, regardless of the performance of the applicable Underlying.

The table below sets forth the Coupon amount (based on the Coupon Rates of (i) 6.80% per annum for Notes linked to the common stock of Bank of America Corporation and (ii) 7.60% per annum for Notes linked to the common stock of MGM Resorts International that would be applicable to each Coupon Payment Date.

Coupon (per Note)
Bank of America Corporation	Approximately $5.667
MGM Resorts International	Approximately $6.333
Conversion Price	A specified price of the Underlying that is less than the Initial Underlying Price, equal to a percentage of the Initial Underlying Price as specified on the cover hereof.
Coupon Rate	The Coupon rate is (i) 6.80% per annum for Notes linked to the common stock of Bank of America Corporation and (ii)7.60% per annum for Notes linked to the common stock of MGM Resorts International.
Automatic Call Provision

The Notes will be automatically called if on any Observation Date the closing level of the applicable Underlying is equal to or greater than its Initial Underlying Price.

If the Notes are called on any Observation Date, on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes.

The Notes will not be subject to an Automatic Call on an Observation Date if the closing level of the applicable Underlying on such Observation Date is below the Initial Underlying Price.

Share Delivery Amount (per Note)	A number of shares of the Underlying equal to the product of (i) the principal amount divided by the Conversion Price of the Underlying, as specified on the cover hereof and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in any accompanying product supplement. We will calculate the Share Delivery Amount in the aggregate for all Notes you hold and in lieu of any fractional shares in respect of the aggregate Share Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Underlying Price. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount.
Payment at Maturity (per Note)

If the Notes are not called and the Final Underlying Price is equal to or greater than the Conversion Price, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $1,000.

If the Notes are not called and the Final Underlying Price is less than the Conversion Price, on the Maturity Date, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Notes. Any cash payment in lieu of fractional shares will be equal to that fraction multiplied by the Final Underlying Price. The value of the Share Delivery Amount is expected to be worth less than the principal amount and may be worthless.

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Key Terms

Initial Underlying Price	The closing level of the applicable Underlying on the Trade Date, as specified on the cover hereof.
Final Underlying Price	The closing level of the applicable Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on January 8, 2018; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below. The final Observation Date, October 10, 2018, will be the “Final Valuation Date.”
Coupon Payment Dates	The first Coupon Payment Date will occur on November 8, 2017; Coupon Payment Dates will occur monthly thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Initial Level	Initial Underlying Price
Final Level	Final Underlying Price
Valuation Date	Final Valuation Date

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Investment Timeline

Trade Date	The Initial Underlying Price is observed and the Conversion Price for each Underlying is determined.

Monthly, including at maturity if not previously called	Credit Suisse will pay you a Coupon on the applicable Coupon Payment Date.

Quarterly, including the Final Valuation Date

The Notes will be called if the closing level of the Underlying on any Observation Date is equal to or greater than the Initial Underlying Price.

If the Notes are called, we will pay an amount on the immediately following Coupon Payment Date equal to the principal amount plus the applicable Coupon.

Maturity Date

The Final Underlying Price is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Price is greater than or equal to the Conversion Price, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to $1,000.

If the Notes have not been called and the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Notes.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

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Observation Dates(1) and Coupon Payment Dates(2)(3)
Observation Dates	Coupon Payment Dates
November 8, 2017
December 8, 2017
January 8, 2018	January 10, 2018
February 8, 2018
March 8, 2018
April 6, 2018	April 10, 2018
May 10, 2018
June 8, 2018
July 6, 2018	July 10, 2018
August 8, 2018
September 10, 2018
October 10, 2018	October 15, 2018

(1)	Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

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Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each Note that you own instead of the principal amount in cash and, if applicable, cash paid in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the Share Delivery Amount will decline at a greater than 1% to 1% rate if the Final Underlying Price is less than the Conversion Price. For example, if the Conversion Price is 90% of the Initial Underlying Price, the Final Underlying Price is less than the Conversion Price and the Final Underlying Price is 75% of the Initial Underlying Price, the value of your Payment at Maturity as of the Final Valuation Date will be approximately 16.6667% less than the principal amount, which reflects a greater loss than the 15% decline from the Conversion Price to the Final Underlying Price. At maturity, if the Final Underlying Price is less than the Conversion Price, and the Notes have not been previously called, the Payment at Maturity you will receive is expected to be less than the principal amount of the Notes, and you could lose your entire investment. It is not possible to predict whether the Final Underlying Price will be less than the Conversion Price, and in the event that the Final Underlying Price is less than the Conversion Price, by how much the Final Underlying Price will decrease in comparison to the Initial Underlying Price. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Return on the Notes is limited to the sum of any Coupons and you will not participate in any appreciation of the applicable Underlying — The return potential of the Notes is limited to the specified Coupon Rate, regardless of any appreciation in the price of the applicable Underlying, which may be significant. Further, if the Notes are called, you will not receive any Coupons or any other payments in respect of any Coupon Payment Dates after the applicable Automatic Call Date and you may be unable to invest in other notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. Because the Notes could be called on any Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the applicable Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the price of the applicable Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, or that the price of the applicable Underlying will remain greater than or equal to the Conversion Price. This is due to the decline in the price of the applicable Underlying and the shorter time remaining for the price of the applicable Underlying to recover to or above the Initial Underlying Price or Conversion Price, respectively, on the Final Valuation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the applicable Underlying, a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the applicable Underlying.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the expected volatility with respect to an

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Underlying on the Trade Date, the higher the expectation as of the Trade Date that the price of the applicable Underlying could be less than the Conversion Price on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Conversion Price) than for similar notes linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Conversion Price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the applicable Underlying can change significantly over the term of the Notes. The price of the applicable Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The value of the Share Delivery Amount could be less on the Maturity Date than on the Final Valuation Date — If the Final Underlying Price is less than the Conversion Price, you will receive on the Maturity Date the Share Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share. The value of the Share Delivery Amount on the Final Valuation Date will be less than $1,000 per $1,000 principal amount of Notes and could fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. We will make no adjustments to the Share Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Share Delivery Amount between the Final Valuation Date and the Maturity Date.

♦	No affiliation with any Reference Share Issuer — We are not affiliated with any Reference Share Issuer. You should make your own investigation into each Underlying and each Reference Share Issuer. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

♦	Hedging and trading in the Underlyings — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	Single stock risk — The Notes are linked to the equity securities of a single Underlying. The price of each such Underlying can rise or fall sharply due to factors specific to such Underlying and its Reference Share Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by each Reference Share Issuer with the SEC.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

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Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 4 months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to

10

sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Price being equal to or greater than the Conversion Price. Because the Payment at Maturity is determined by observing if the Final Underlying Price is equal to or greater than the Conversion Price only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the applicable Underlying is above the Conversion Price at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We and/or our affiliates may also currently or from time to time engage in business with a Reference Share Issuer, including extending loans to, or making equity investments in, such Reference Share Issuer or providing advisory services to such Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to a Reference Share Issuer and these reports may or may not recommend that investors buy or hold the applicable Underlying. As a prospective purchaser of the Notes, you should undertake an independent investigation of a Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the price of the applicable Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the applicable Underlying;

o	the time to maturity of the Notes;

o	the Automatic Call provision, which would limit the value of the Notes;

o	the dividend rate on the applicable Underlying;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally and which may affect the prices of the applicable Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights in the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the applicable Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying and therefore, the value of the Notes.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if

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an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a Reference Share Issuer” in any accompanying product supplement.

♦	The U.S. federal income tax consequences of the securities are not certain — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the securities. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the securities are not certain.

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Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Coupons and payments upon Automatic Call or at maturity for a hypothetical offering of the Notes linked to a hypothetical Underlying under various scenarios, with the assumptions set forth below. The hypothetical Conversion Price represents the Conversion Price given the below hypothetical Initial Underlying Price for one of the two Note offerings in this pricing supplement. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount to the $1,000 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the applicable Underlying. The actual terms for each Note offering are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$1,000
Term:	Approximately one year
Hypothetical Coupon Rate:	6.80% per annum (or approximately 0.5667% per month)
Hypothetical Coupon:	$5.667 per month
Observation Dates:	Quarterly
Hypothetical Initial Underlying Price:	$26.21
Hypothetical Conversion Price:	$23.59 (approximately 90% of the Hypothetical Initial Underlying Price)
Share Delivery Amount:	42.39 shares per Note (Principal amount per Note/Hypothetical Conversion Price)
Share adjustment factor:	1.0

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	$30 (at or above Initial Underlying Price)	Notes called; Coupon payments equal $5.667 on the first and second Coupon Payment Dates; holder receives principal plus Coupon payment of $5.667 on Automatic Call Date.
	Total Payment (per $1,000 Note)	$1,017 (approximately 1.700% total return)

Because the closing level of the Underlying is equal to or greater than the applicable Initial Underlying Price on the first Observation Date, the Notes are called on the first Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $1,005.667 per $1,000 principal amount (reflecting your principal amount plus the applicable Coupon). When added to the Coupon payments of $10 received on the prior Coupon Payment Dates, you will have received a total of $1,017, an approximately 1.7% total return on the Notes. You will not receive any further payments on the Notes.

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Example 2 — Notes are NOT called and the Final Underlying Price is equal to or greater than the Conversion Price

Date	Closing Level	Payment (per Note)
First through third Observation Dates	Various (all below Initial Underlying Price)	Notes NOT called; Coupon payments equal $5.667 on the first through eleventh Coupon Payment Dates.
Final Valuation Date	$24 (at or above Conversion Price, below Initial Underlying Price)	Notes NOT called; holder receives principal plus Coupon payment of $5.667 on Maturity Date.
	Total Payment (per $1,000 Note)	$1,068 (approximately 6.80% total return)

Because the closing level of the Underlying was less than the Initial Underlying Price on each Observation Date, the Notes are not called. Because the Final Underlying Price is equal to or greater than the Conversion Price, at maturity, Credit Suisse will pay you $1,005.667 per $1,000 principal amount, which is equal to your principal amount plus the Coupon payment due on the Final Valuation Date.

In addition, you will receive Coupon payments of $5.667 on each Coupon Payment Date prior to the Maturity Date. When added to the Coupon payment of $5.667 received at maturity, you will have received a total of $1,068 per $1,000 principal amount, an approximately 6.80% total return on the Notes.

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Example 3 — Notes are NOT called and the Final Underlying Price is less than the Conversion Price

Date	Closing Level	Payment (per Note)
First through third Observation Dates	Various (all below Initial Underlying Price)	Notes NOT called; Coupon payments equal $5.667 on the first through eleventh Coupon Payment Dates.
Final Valuation Date	$9.4362 (below Conversion Price)	Notes NOT called; holder will receive the Share Delivery Amount and the Coupon payment of $5.667 on the Maturity Date.
	Total Payment (per $1,000 Note)	$468 (53.2% loss)

Because the closing level of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not called. Because the Final Underlying Price is less than the Conversion Price, at maturity Credit Suisse will pay you the Share Delivery Amount plus the applicable Coupon payment due at maturity.

The cash value of the Share Delivery Amount will equal:

$9.4362 × 42.39 shares

= $400*

The Payment at Maturity = Share Delivery Amount + Coupon Payment at Maturity

= $400 + $5.667 = $405.667

*$400 represents the cash value of the Share Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, at maturity Credit Suisse will deliver to you for each Note, 42 shares of the Underlying, the value of which could be less on the Maturity Date than on the Final Valuation Date, along with cash in lieu of the fractional share.

In addition, you will receive Coupon payments of $5.667 on each Coupon Payment Date prior to the Maturity Date. When added to the Payment at Maturity, you will have received a total of $468 per $1,000 principal amount, a 53.2% total loss on the Notes.

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Hypothetical Payment at Maturity

The table below assumes a Conversion Price of 90% of the Initial Underlying Price and that the Notes are not called prior to the Final Valuation Date. It illustrates, for a $1,000 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of performance of the applicable Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Price to the Final Underlying Price	Return on the Notes as of the Final Valuation Date (excluding Coupon payments)	Payment at Maturity (excluding Coupon payments on the Notes)	Total Coupon Payment	Total Payment/Delivery
−1%	0%	$1,000	$68	$1,060
−10%	0%	$1,000	$68	$1,060
−11%	-1.11%	42 shares + $9.16	$68	42 shares + $77.16
−20%	-11.11%	42 shares + $8.23	$68	42 shares + $76.23
−30%	-22.22%	42 shares + $7.20	$68	42 shares + $75.20
−40%	-33.33%	42 shares + $6.17	$68	42 shares + $74.17
−50%	-44.44%	42 shares + $5.15	$68	42 shares + $73.15
−60%	-55.56%	42 shares + $4.12	$68	42 shares + $72.12
−70%	-66.67%	42 shares + $3.09	$68	42 shares + $71.09
−80%	-77.78%	42 shares + $2.06	$68	42 shares + $70.06
−90%	-88.89%	42 shares + $1.03	$68	42 shares + $69.03
−100%	-100.00%	$0.00	$68	$68.00

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the applicable Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

Historical Information

The following tables set forth the quarterly high and low closing levels of the Underlyings, as reported by Bloomberg and the following graphs set forth the historical performance of each Underlying based on the closing levels of each Underlying from January 2, 2008 through October 6, 2017. The closing level of Bank of America Corporation on October 6, 2017 was $26.21. The dotted purple line on the Bank of America Corporation graph represents its hypothetical Conversion Price. The closing level of MGM Resorts International on October 6, 2017 was $30.81. The dotted purple line on the MGM Resorts International graph represents its hypothetical Conversion Price. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the level of the Underlyings during any period set forth below is not an indication that the level of the Underlyings is more or less likely to increase or decrease at any time over the term of the Notes.

Bank of America Corporation

According to its publicly available filings with the SEC, Bank of America Corporation is a financial institution serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. The common stock of Bank of America Corporation, par value $0.01 per share, is listed on the New York Stock Exchange. Bank of America Corporation’s SEC file number is 001-06523 and can be accessed through www.sec.gov.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	45.03	35.31	37.91
4/1/2008	6/30/2008	40.86	23.87	23.87
7/1/2008	9/30/2008	37.48	18.52	35.00
10/1/2008	12/31/2008	38.13	11.25	14.08
1/1/2009	3/31/2009	14.33	3.14	6.82
4/1/2009	6/30/2009	14.17	7.05	13.20
7/1/2009	9/30/2009	17.98	11.84	16.92
10/1/2009	12/31/2009	18.59	14.58	15.06
1/1/2010	3/31/2010	18.04	14.45	17.85
4/1/2010	6/30/2010	19.48	14.37	14.37
7/1/2010	9/30/2010	15.67	12.32	13.11
10/1/2010	12/31/2010	13.56	10.95	13.34
1/1/2011	3/31/2011	15.25	13.33	13.33
4/1/2011	6/30/2011	13.72	10.50	10.96
7/1/2011	9/30/2011	11.09	6.06	6.12
10/1/2011	12/31/2011	7.35	4.99	5.56
1/1/2012	3/31/2012	9.93	5.80	9.57
4/1/2012	6/30/2012	9.68	6.83	8.18
7/1/2012	9/30/2012	9.55	7.04	8.83
10/1/2012	12/31/2012	11.60	8.93	11.60
1/1/2013	3/31/2013	12.78	11.03	12.18
4/1/2013	6/30/2013	13.83	11.44	12.86
7/1/2013	9/30/2013	14.95	12.83	13.80
10/1/2013	12/31/2013	15.88	13.69	15.57
1/1/2014	3/31/2014	17.92	16.10	17.20
4/1/2014	6/30/2014	17.34	14.51	15.37
7/1/2014	9/30/2014	17.18	14.98	17.05
10/1/2014	12/22/2014	18.13	15.76	17.89
1/1/2015	3/31/2015	17.90	15.15	15.39
4/1/2015	6/30/2015	17.67	15.41	17.02
7/1/2015	9/30/2015	18.45	15.26	15.58
10/1/2015	12/31/2015	17.95	15.38	16.83
1/1/2016	3/31/2016	16.43	11.16	13.52
4/1/2016	6/30/2016	15.11	12.18	13.27
7/1/2016	9/30/2016	16.19	12.74	15.65
10/1/2016	12/31/2016	23.16	15.63	22.53

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1/1/2017	3/31/2017	25.50	22.05	23.59
4/1/2017	6/30/2017	24.32	22.23	24.26
7/1/2016	9/30/2017	25.45	22.89	25.34
10/1/2017	10/6/2017*	26.21	25.62	26.21

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2017 includes data for the period from October 1, 2017 through October 6, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

MGM Resorts International

According to its publicly available filings with the SEC, MGM Resorts International owns and operates resorts in the United States and China. The common stock of MGM Resorts International, par value $0.01 per share, is listed on the New York Stock Exchange. MGM Resorts International’s SEC file number is 001-10362 and can be accessed through www.sec.gov.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	81.60	58.39	58.77
4/1/2008	6/30/2008	62.13	33.89	33.89
7/1/2008	9/30/2008	36.52	23.14	28.50
10/1/2008	12/31/2008	26.79	8.79	13.76
1/1/2009	3/31/2009	16.10	1.89	2.33
4/1/2009	6/30/2009	13.10	2.63	6.39
7/1/2009	9/30/2009	13.51	5.52	12.04
10/1/2009	12/31/2009	12.33	8.91	9.12
1/1/2010	3/31/2010	12.52	9.73	12.00
4/1/2010	6/30/2010	16.64	9.64	9.64
7/1/2010	9/30/2010	11.44	9.01	11.28
10/1/2010	12/31/2010	14.92	10.78	14.85
1/1/2011	3/31/2011	16.76	12.33	13.15
4/1/2011	6/30/2011	15.72	11.89	13.21
7/1/2011	9/30/2011	15.87	9.15	9.29
10/1/2011	12/31/2011	12.02	8.23	10.43
1/1/2012	3/31/2012	14.74	11.04	13.62
4/1/2012	6/30/2012	13.93	10.33	11.16
7/1/2012	9/30/2012	11.41	9.00	10.75
10/1/2012	12/31/2012	11.81	9.30	11.64
1/1/2013	3/31/2013	13.51	12.09	13.15
4/1/2013	6/30/2013	15.86	11.99	14.78
7/1/2013	9/30/2013	20.44	14.87	20.44
10/1/2013	12/31/2013	23.52	18.44	23.52
1/1/2014	3/31/2014	28.39	23.28	25.86
4/1/2014	6/30/2014	26.72	23.02	26.40
7/1/2014	9/30/2014	27.35	22.16	22.78
10/1/2014	12/22/2014	23.25	18.01	21.38
1/1/2015	3/31/2015	22.85	19.13	21.03
4/1/2015	6/30/2015	22.61	17.58	18.25
7/1/2015	9/30/2015	22.64	17.57	18.45
10/1/2015	12/31/2015	24.14	18.67	22.72
1/1/2016	3/31/2016	22.75	16.56	21.44

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4/1/2016	6/30/2016	25.09	21.27	22.63
7/1/2016	9/30/2016	26.35	22.55	26.03
10/1/2016	12/31/2016	29.95	25.75	29.48
1/1/2017	3/31/2017	29.79	25.43	27.40
4/1/2017	6/30/2017	34.16	27.12	31.29
7/1/2016	9/30/2017	34.27	30.30	32.59
10/1/2017	10/6/2017*	30.90	30.75	30.81

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2017 includes data for the period from October 1, 2017 through October 6, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the Notes that may be relevant to holders of the Notes that acquire their Notes from us as part of the original issuance of the Notes. This discussion applies only to holders that hold their Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the Notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction,

•	a person whose functional currency is not the U.S. dollar, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the Notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the Notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of the securities or instruments with terms that are substantially the same as those of your Notes. We cannot assure you that the IRS or any court will agree with the tax treatment described below. Possible alternative characterizations and risks to investors of such characterizations are discussed below.

Due to the terms of the Notes and the uncertainty of the tax law with respect to the characterization of the Notes, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the Notes, for U.S. federal income tax purposes, as (1) an option (the “Option”) that requires the holder to settle against the value of the reference underlying and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation under the Option but is unable to opine that this characterization is more likely than not to be upheld. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the Notes and, by acceptance of the Notes, you agree to treat the Notes for all tax purposes in accordance with such characterization and the balance of this discussion assumes that the Notes will be so treated.

Alternative Characterizations of the Notes

You should be aware that the characterization of the Notes as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are

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capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. Generally, the Notes are not, and we do not expect that the Notes will be, listed on a securities exchange. In the event the Notes are listed on a securities exchange, it is also possible that the IRS would seek to characterize your Notes as Code section 1256 contracts. In such case, the Notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. It is also possible that the IRS would assert that the Notes are debt instruments, which may result in adverse tax consequences. You should consult your tax advisor regarding the possible tax consequences of characterization of the Notes as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership, and disposition of the Notes.

Payment of Coupons

In accordance with the agreed-upon tax treatment described above, we will treat each coupon (a “Coupon”) as comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 1.456% per annum, and the balance of the Coupon should be treated as a payment of option premium received by the U.S. Holder in respect of the Option (the “Option Premium”). The Option Premium component of each Coupon will be treated as an installment payment of the Option Premium for the Option. Any Option Premium paid prior to redemption or maturity of the Notes should be treated as short-term capital gain when received.

We will treat the Deposit as a debt obligation issued by us. Consistent with this treatment, U.S. Holders should include the interest component of each Coupon in income as received or accrued, based on their method of accounting.

Payment at Redemption or Maturity of the Notes

If at redemption or maturity the amount due is paid in cash, a U.S. Holder should be deemed to receive all or a portion of the Deposit and any accrued but unpaid Coupons. Any Coupons deemed to be received will be taxed as described above. Ordinarily, there should be no gain or loss on the Deposit, and it is assumed that this will be the case.

If the amount received at redemption or maturity (excluding any Coupon paid at such time) is paid in cash and is less than the amount of the Deposit, the Option should be deemed exercised at the time of redemption or maturity, as the case may be. In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled (taxed as described above), is deemed to have been paid to settle the Option. Any loss on the Option, calculated as (a) the Deposit, less (b) the amount received at redemption or maturity (excluding any Coupon paid at such time and less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled) plus the Option Premium (excluding any Option Premium that has been included in income), should be short-term capital loss.

If the amount of cash paid at redemption or maturity is equal to the Deposit (excluding any Coupon paid at such

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time), the Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Option Premium should be treated as short-term capital gain. The interest portion of any Coupon should be taxed as described above.

If at redemption or maturity the amount due is paid in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the Option (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder will have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the Notes. A U.S. Holder’s tax basis in the Notes generally is equal to the Deposit less any Option Premium received that has not been included in income. The U.S. Holder’s holding period for any physical shares or units received will start on the day after the delivery of the physical shares or units. A U.S. Holder will generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which will be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the number of fractional shares or units and the denominator of which is the number of all of the physical shares or units (including fractional shares or units).

Sale or Exchange of the Notes

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment at Redemption or Maturity of the Notes”) and the U.S. Holder’s adjusted tax basis in the Deposit (which generally will equal the issue price of the security). Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Option and the U.S. Holder’s adjusted tax basis in the Option. If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Option. If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Option (such excess being referred to as “Deemed Payment”). In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Option.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the Notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the Notes and any gain on sale or other taxable disposition of the Notes will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the Notes.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates)

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and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the Notes. In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the Notes directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the Notes. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the Notes are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is executed on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is executed on or prior to the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your Notes through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

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Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the Coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any Coupon payments made to a holder of the Notes that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the Notes (except to the extent of the Coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the Notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Regulations provide that a dividend equivalent is any payment that references the payment or deemed payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a

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dividend with respect to the underlying security. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

Pursuant to the regulations and Notice 2017-42, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively. For any payment made on or after January 1, 2019 with respect to any transaction issued on or after January 1, 2019, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued securities to be deemed to be issued as new securities for purposes of the effective dates provided in the regulations. For example, it is possible that the IRS could assert that a reconstitution or rebalancing of the underlying is a significant modification of the Notes due to an exercise of discretion with respect to such reconstitution or rebalancing and, therefore, a deemed issuance of the Notes upon the occurrence of such event. It is also possible that U.S. withholding tax could apply to the Notes under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the underlying equity or the Notes. A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the underlying or the Notes should consult its own tax advisor regarding the application of Code section 871(m) to its securities in the context of its other transactions.

Withholding on payments will be based on actual dividends or, if otherwise notified by us in accordance with applicable regulations, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with the regulations, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any security issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2019 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that a security (exclusive of any other transactions that may be combined with the security as discussed herein) should not be a “delta-one transaction” with respect to a specified ELI or specified NPC within the meaning of the regulations and, as a result, we do not intend to treat the security as a section 871(m) transaction. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these regulations and whether payments or deemed payments on the Notes constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including

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the Notes). These or other potential changes in law could adversely affect the tax treatment of the Notes and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the Notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the Notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

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Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $15 per $1,000 principal amount of Notes for each offering of the Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated July 31, 2017 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 31, 2017. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2017, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 31, 2017. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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